UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101) SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Target Corporation
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The following communication was distributed to Target team members on April 1, 2009:

On March 16, Pershing Square, a New York hedge fund led by Bill Ackman, announced plans to nominate five individuals for election to our Board of Directors, which our Board does not support.

In a subsequent letter to Gregg Steinhafel, Mr. Ackman explained his belief that Target’s Board is made up of 13 directors. In his view, Bob Ulrich’s retirement at the end of January created a vacant seat on the Board, not a reduction in the size of the Board from 13 to 12.

We maintain that, following Bob Ulrich’s retirement, the size of our Board is 12 and the Nominating Committee of our Board has nominated all four of the incumbent directors (Mary N. Dillon, Executive Vice President and Global Marketing Officer, McDonald’s Corporation; Richard M. Kovacevich, Chairman, Wells Fargo & Company; George W. Tamke, Partner, Clayton, Dubilier & Rice, Inc.; and Solomon D. Trujillo, Chief Executive Officer, Telstra Corp. Ltd.) whose terms expire this year.

Mr. Ackman also suggested that Pershing Square and Target resolve the size of our board through arbitration. We firmly believe that Target’s Board consists of 12 members, but since Pershing Square has raised this issue, we believe that allowing our shareholders to vote to determine the size of our Board is the most cost-effective and equitable resolution. This choice is consistent with our longstanding commitment to strong corporate governance and active shareholder engagement.

We strongly encourage all Target team members to contribute individually by remaining focused on executing our strategy and driving our business forward.

Together, we will continue to consistently deliver on our “Expect More. Pay Less.” promise to our guests and fuel the profitable growth that will generate long-term value for our shareholders.

Any media inquiries on this or any other topic should be redirected to the Target Communications team (612.696.3400 or target.communications@target.com).

We will continue to provide updates on this topic in the coming weeks, as appropriate.

Important Information

Target, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Target’s shareholders in connection with Target’s 2009 annual meeting.  Important information concerning the identity and interests of these persons is available in the preliminary proxy statement Target filed with the SEC on March 30, 2009.

Target will file a definitive proxy statement in connection with its 2009 annual meeting.  The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning Target are (or will be, when filed) available free of charge at http://www.sec.gov and http://investors.target.com.  Shareholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card when they become available before making any voting decision.